Exhibit 10.1
Annual Incentive Plan
for Salaried Employees
This document contains the terms of the Weyerhaeuser Company Annual Incentive Plan for Salaried Employees (the “Plan”). The Plan is effective January 1, 2006.
Purpose and Plan objectives
The purpose of the Plan is to align rewards with the Company’s vision and strategies, and motivate Participants to achieve top performance in the industry. Participants are eligible to receive incentive awards based on their performance and the performance of the Company and their Organization.
The Plan is designed to accomplish the following objectives:
•	Motivate Participants to achieve Company and business objectives.

•	Provide a competitive range of performance and payout opportunities.

•	Attract, retain and motivate Participants by providing opportunities to earn better-than-competitive total pay for better-than-competitive performance results.

•	Align the interests of Participants to promote a “one company” perspective.

•	Ensure strong linkage of pay to performance.
Definitions
(a)	“Award Year” is the Company’s fiscal year for which a Participant may earn a Bonus Award.

(b)	“Base Salary” is a Participant’s annual rate of pay measured as of the December 31 nearest the last day of each Award Year, excluding all other pay elements (such as bonus payments and relocation allowances). For a Participant who becomes ineligible for the Plan during the Award Year and is eligible for a pro-rated Bonus Award pursuant to the criteria specified below, Base Salary is the Participant’s annual rate of pay measured as of the last day he or she was eligible for the Plan.

(c)	“Bonus Award” is the amount of bonus granted to a Participant for each Award Year as determined under the terms of the Plan.

(d)	“Company” is Weyerhaeuser Company and any of its subsidiaries which adopt the Plan with the approval of the Compensation Committee. Attachment A contains a list of each adopting Company as of the Plan’s effective date.

(e)	“Compensation Committee” is the Compensation Committee of the Board of Directors of Weyerhaeuser Company.

(f)	“Disability” is a medical condition for which a Participant is entitled to Company-paid disability benefits and as a result of which a Participant is required to terminate his or her employment.

(g)	“Employee” is any person who is classified by the Company as actively employed by the Company, including any such person on leave with pay or suspended (unless such suspension arises from a disciplinary matter due to attendance, misconduct or performance) and who is compensated on a salaried basis (exempt or non-exempt) as reflected on the Company’s payroll records, but does not include any such persons employed by Weyerhaeuser Real Estate Company, Weyerhaeuser Asset Management LLC or their respective subsidiaries.

(h)	“Executive Group” is any member of the Senior Management Team and any person designated by the Compensation Committee as a member of the Top Management Team of Weyerhaeuser Company.

(i)	“Funding Multiples” has the meaning set forth in the “Funding, allocation and individual Bonus Awards” section below.

(j)	“Leader” is the highest ranking executive in any Organization.

(k)	“Organization” is the Executive Group, a business group (e.g., Pulp), a sector staff group (e.g., Timberlands/Wood Products) or a corporate staff group (e.g., Finance) within the Company.

(l)	“Participant” is any Employee who is eligible for the Plan pursuant to the terms of the “Eligibility” section below.

(m)	“Plan” has the meaning set forth in the introduction above.

(n)	“Retirement” is, with respect to a Participant, his or her “Normal Retirement” or “Early Retirement” as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees, as amended from time to time.

(o)	“RONA” is Weyerhaeuser Company’s return on net assets for the Award Year as determined in the sole discretion of the Chief Financial Officer of Weyerhaeuser Company. For purposes of calculating RONA, earnings and net assets of Weyerhaeuser Real Estate Company and its subsidiaries are excluded.
Eligibility
Subject to the terms and conditions of the Plan, each Employee is eligible to participate in the Plan except as follows:
(a)	an Employee who is classified by the Company as a temporary employee;

(b)	an individual who is reclassified by a court, governmental agency or the Company as a common law Employee; or

(c)	an Employee who is eligible for another short-term incentive plan offered by Weyerhaeuser Company or any of its subsidiaries, including, but not limited to, a sales incentive plan, incentive plan maintained by Weyerhaeuser Real Estate Company, or any other similar cash bonus plan.
The Compensation Committee may designate in its sole discretion any other employee of the Company or any other individual as eligible to participate in the Plan.
Target bonus percentage and amount
The Company assigns each Employee position within the Company a target bonus percentage for each Award Year expressed as a percentage of Base Salary. The target bonus percentage is then fixed for each Participant as of the December 31 nearest the last day of the Award Year, without regard to any position changes during the Award Year.
A Participant’s target bonus amount for the Award Year is calculated by multiplying his or her target bonus percentage by his or her Base Salary. Overtime paid during the year to a Participant who is a non-exempt salaried Employee will be added to his or her Base Salary for purposes of calculating his or her target bonus amount.
The target bonus amount for new a Participant during the Award Year will be prorated on a time-in-eligible position basis. The target bonus amount for a Participant who terminates his or her employment during the Award Year will be calculated on a time-in-eligible position basis but only if such termination is for any of the following reasons as classified by the Company : death, Disability, facility closure, health reasons, reduction in force, sale of facility and Retirement. A Participant whose employment terminates during the Award Year for any other reason will be ineligible for a Bonus Award.
Funding, allocation and individual Bonus Awards
Funding Multiples—No later than 90 days following the beginning of each Award Year, the Compensation Committee will establish an annual funding schedule substantially in the form of Attachment B, which will consist of the RONA performance level that will be required for threshold, target and maximum funding under the Plan and the multiple that will be applied to aggregate target bonus amounts at each of those funding levels (“Funding Multiples”). The factors considered by the Compensation Committee in setting the required RONA performance levels may include, without limitation, dividend requirements, interest, cost of equity capital, and relative performance compared to appropriate peer groups. For example, the Funding Multiples for an Award Year may be represented in a schedule as follows:

•	Threshold	0.4x
•	Target	1.0x
•	Maximum	3.0x
Total funding amount—The total funding amount will be calculated at the end of each Award Year by determining the Funding Multiple for the Award Year multiplied by the aggregate target bonus amounts of all Participants.
Allocation of total funding amount—The total funding amount for the Award Year will then be allocated among the Organizations by the Chief Executive Officer of Weyerhaeuser Company and other designated members of the Senior Management Team based on an assessment of respective performance among the Organizations. The sum of the allocated funding amounts for each of the Organizations may not exceed the total funding amount for the Award Year.
Any Participant who transferred from one Organization to another Organization during the Award Year will be included in the Organization to which the Participant is assigned as of the December 31 nearest the last day of the Award Year.
Individual Bonus Awards—Each Leader will recommend a Bonus Award, if any, for each Participant in the Organization. The maximum Bonus Award that may be recommended for any Participant with respect to the Award year is three times the Participant’s target bonus amount. In addition, the sum of the recommended individual Bonus Awards within the Organization may not exceed the Organization’s allocated funding amount. The Participant’s recommended Bonus Award may be based on the individual performance, plant or department performance, or other relevant factors determined by the Leader in his or her sole discretion.
The Compensation Committee will approve all Bonus Awards. In approving any Participant’s Bonus Award, the Compensation Committee reserves the right to increase or decrease the Participant’s recommended Bonus Award for performance or any other reason.
Timing of payments and approvals
Payments of Bonus Awards will be made as soon as administratively reasonable after the last day of each Award Year, but in no event later than the immediately next March 15. Some Participants may be eligible to defer Bonus Award payments. The availability and terms and conditions of any such deferral are determined by the Weyerhaeuser Company Comprehensive Incentive Compensation Plan.
All payments of Bonus Awards will be made in cash and subject to appropriate tax and other required withholding and reporting. Bonus Award payments will be managed, processed and tracked by the Corporate Compensation Department.
Right to amend or terminate
Weyerhaeuser Company reserves the right to amend or terminate the Plan at any time without prior notice to any Participant.
Continuation rights
No Participant or his or her legal representatives, beneficiaries or heirs will have any right or interest in the Plan or in its continuance, or in the Participant’s continued participation in the Plan.
Plan administration
Except to the extent expressly provided herein, administration of the Plan is the responsibility of the Senior Vice President, Human Resources of Weyerhaeuser Company. To the extent necessary to carry out such administration, the Senior Vice President, Human Resources of Weyerhaeuser Company has the power and authority to construe and interpret the provisions of the Plan, and to adopt, amend and rescind Plan rules.
Miscellaneous
The Plan will constitute a “Participating Plan” under the Weyerhaeuser Company Comprehensive Incentive Compensation Plan, and, accordingly, any Bonus Award payments will be treated as an award under the Weyerhaeuser Company

Comprehensive Incentive Compensation Plan. Moreover, Bonus Award payments will be treated as compensation for purposes of other benefits maintained by the Company only to the extent provided under the terms of the governing documents for such other benefits.
Nothing in the Plan will be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives or other compensation or benefits.
The existence of the Plan does not extend to any Participant a right to continued employment with the Company.
Any Bonus Award paid under the Plan is an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to this obligation. The creation or maintenance of any account with the Company’s general funds with respect to the Plan shall not create or constitute a trust or create any vested interest in any Participant or his or her beneficiary or creditors in any assets of the Company. No right or interest conferred on any Participant pursuant to the Plan shall be assignable or transferable, either by voluntary or involuntary act or by operation of law.
Regardless of the location of any Participant or Employee, the Plan will be governed by the laws of the State of Washington, other than its conflict of laws principles.

Attachment A – Adopting Companies (as of January 1, 2006)
Columbia & Cowlitz Railway Company
DeQueen & Eastern Railroad Company
Golden Triangle Railroad
Gryphon Investments of Nevada, Inc.
Mississippi & Skuna Valley Railroad Company
Norpac Resources LLC
Weyerhaeuser Global Finance Company
Texas, Oklahoma & Eastern Railroad Company
Westwood Shipping Lines, Inc.
Weyerhaeuser Holdings Limited
     Weyerhaeuser Company Limited
317298 Saskatchewan Ltd.
Forest License A49782 Holdings Ltd.
MacMillan Bloedel Pembroke Limited Partnership
Sturgeon Falls Repulping Limited
Sturgeon Falls Limited Partnership
Wapawekka Lumber Ltd.
Weyerhaeuser (Delta) Limited
Weyerhaeuser (Ottawa) Limited
Weyerhaeuser Saskatchewan Limited
Weyerhaeuser Services Limited
Weyerhaeuser Sales Company
WFS II LLC
     Weyerhaeuser Financial Investments, Inc.
     Weyerhaeuser Venture Company
Las Positas Land Co.
WAMCO, Inc.
Weyerhaeuser Raw Materials, Inc.

Attachment B — Annual Funding Schedule (Sample)
The following schedule will determine proposed Plan funding for the fiscal year ending on December XX, 200X

RONA	Funding Level
0	0	plus	0	Per 1% RONA
5	0.4	plus	0.15	Per 1% RONA
9	1	plus	0.25	Per 1% RONA
17	3